PROSPECTUS SUPPLEMENT No. 5	Filed Pursuant to 424(6)(7)
(To Prospectus dated April 13, 2007)	Registration Number 333-142118

Alexandria Real Estate Equities, Inc.

538,869 Shares

Common Stock

This prospectus supplement supplements and amends the prospectus dated April 13, 2007, as supplemented by prospectus supplement no. 1 dated May 7, 2007, by prospectus supplement no. 2 dated June 21, 2007, by prospectus supplement no. 3 dated August 1, 2007 and as further supplemented by prospectus supplement no. 4 dated September 18, 2007 relating to the resale from time to time by certain selling stockholders of shares of our common stock that may be issued under certain circumstances upon the conversion of our 3.70% Convertible Senior Notes due 2027.

You should read this prospectus supplement in conjunction with the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, and prospectus supplement no. 4. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, and prospectus supplement no. 4, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, and prospectus supplement no. 4.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 2 of the prospectus before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 29, 2007.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 15 of the prospectus, as supplemented by prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, and prospectus supplement no. 4, is further supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the prospectus, or in any amendments or supplements thereto, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this prospectus supplement.

Name	Number of shares beneficially owned prior to the offering	Percentage of shares beneficially owned prior to the offering (1)	Number of shares offered hereby	Number of shares beneficially owned following the offering (2)	Percentage of shares beneficially owned following the offering (3)
Global Convertible Arbitrage Master Limited (4)	264,200	*	264,200	—	—
Double Black Diamond Offshore LDC (5)	82,655	*	82,655	—	—
Quattro Fund Ltd. (6)	81,180	*	81,180	—	—
Black Diamond Convertible Offshore LDC (5)	39,674	*	39,674	—	—
Steelhead Pathfinder Master LP (7)	35,605	*	35,605	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global, LLC (8)	12,818	*	12,818	—	—
Black Diamond Offshore Ltd. (5)	9,919	*	9,919	—	—
Quattro Multistrategy Masterfund LP (6)	6,409	*	6,409	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC (9)	6,409	*	6,409	—	—

*	Less than 1.0%

(1)	Based on a total of 31,877,932 shares of our common stock outstanding as of October 24, 2007.

(2)	Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus.

(3)

Additional selling stockholders not named in the prospectus, including any amendments or supplements to it, or this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment.

(4)	UBS O’Connor LLC is the investment manager for the selling stockholder with voting and dispositive power over the shares of the selling stockholder.

(5)	Clint D. Carlson is the natural person with voting and dispositive power over the shares of the selling stockholder.

(6)	Andrew Kaplan, Brian Swain and Louis Napoli are the natural persons with voting and dispositive power over the shares of the selling stockholder.

(7)	J. Michael Johnston and Brian K. Klein are the managing members of Steelhead Partners LLC and are the natural persons with voting and dispositive power over the shares of the selling stockholder.

(8)	Gary Crowder is the natural person with voting and dispositive power over the shares of the selling stockholder.

(9)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley are the natural persons with voting and dispositive power over the shares of the selling stockholder.